Exhibit 99.1

Scripps reports Q1 2024 financial results

May 9, 2024

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $561 million in revenue for the first quarter of 2024. Loss attributable to the shareholders of Scripps was $12.8 million or 15 cents per share. Operating results for the quarter include a pre-tax investment gain of $18.1 million and $5 million of restructuring costs.

Business notes:

•Scripps now believes its 2024 election-year political advertising revenue will reach the range of $240 million-$270 million. Previously, the company had given a range of $210 million-$250 million. The increased outlook is being driven largely by U.S. Senate races in Montana and Ohio as well as controversial ballot issues in several states.
•The company has begun a public process to explore the sale of its Bounce television network. Bounce, whose programming is created for Black audiences, is distributed over the air, on cable and on most major streaming/FAST platform services. Bounce has grown viewership and revenue – at a 14% CAGR – since Scripps acquired it as part of the Katz networks in 2017.
•During the first quarter, our operating performance was aided by strong Local Media political advertising and distribution revenues, a lift in direct-response advertising in the Scripps Networks division, and prudent expense management.
•Scripps Networks held its first major upfront events in many years in New York, Chicago and Los Angeles in early April, hosting several hundred advertising agencies and buyers to showcase Scripps’ women’s professional sports programming on ION – the WNBA and the National Women’s Soccer League (NWSL); the popular original show Johnson on Bounce; and the objective, high-quality journalism produced by its national network Scripps News.
•The NWSL season kicked off March 16 on ION, and the league is drawing an influx of new viewers to the network. More than 50% of the NWSL’s viewers are new to ION and also are younger and more affluent than the typical ION viewer. The first WNBA game of the season on ION on May 17 will provide ample opportunity for cross-marketing to fans of each league.

From Scripps President and CEO Adam Symson:

“In the first quarter, we were pleased to deliver strong operating results that exceeded our expectations due to our close expense management. Local political is coming on strong. We also are seeing green shoots in the national direct response advertising marketplace while scatter market pricing improved in Q1 2024 over Q1 2023.

“The company is sharply focused on our No.1 priority of bringing down our debt levels and leverage to a more comfortable place by year’s end. We are optimistic about the sale of a major asset, the Bounce TV network, as well as some non-strategic real estate assets. We expect to benefit from robust political advertising, the early signs of recovery in parts of the national advertising marketplace, and our expected increase in revenue from the stability we’ve seen in the pay TV ecosystem. With careful expense management, we are committed and confident this will be a significant year toward our goal.

“We decided to explore a sale of Bounce after receiving significant inbound interest from potential strategic buyers. We have thoroughly enjoyed owning Bounce since we acquired it in 2017, and we know the network plays a special role in Black communities. Under Scripps’ stewardship, the network has doubled its revenue and continues to see unparalleled audience growth. For the first quarter, Bounce was up 14% on linear platforms while most other linear viewership was down. At this point, we believe a strategic buyer could catalyze Bounce’s growth even more.

“We are pleased to see political advertising strengthening, leading us to raise our full-year guidance range to $240 million-$270 million, with the higher end of that range now above our 2020 results. Strong spending is coming from Montana and Ohio, where U.S. Senators John Tester and Sherrod Brown are defending their seats against Republican National Committee spending. The controversial ballot measure in Florida also provided upside to our guidance range. We’ll know in the coming months how many of the six other states with Scripps markets, including Arizona, will have similar measures on their November ballots. Those prospective ballot issues are not yet factored into our updated guidance.”

Operating results
Total first-quarter company revenue was $561 million, an increase of 6.4% or $33.7 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $474 million, up from $455 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $12.8 million or 15 cents per share. The current-year quarter included an $18.1 million investment gain and $5 million in restructuring costs. When taken together, these items decreased the loss attributable to shareholders by 12 cents per share. In the prior-year quarter, the loss attributable to shareholders was $31.1 million or 37 cents per share and included $16.5 million in restructuring costs, increasing the loss attributable to shareholders by 15 cents per share.

First-quarter 2024 results by segment compared to prior-period amounts:

Local Media
Revenue was $353 million, up 13% from the prior-year quarter.

•Core advertising revenue decreased 3.4% to $136 million.

•Political revenue was $15.2 million, compared to $3.5 million in the prior-year quarter, a non-election year.

•Distribution revenue increased 21% to $197 million.

Segment expenses increased 8% to $287 million. Segment expenses in 2024 reflect additional programming expense and production costs associated with the sports rights agreements and airing of games for the National Hockey League’s Vegas Golden Knights and Arizona Coyotes.

Segment profit was $65.6 million, compared to $45.8 million in the year-ago quarter.

Scripps Networks
Revenue was $209 million, down 3.3% from the prior-year quarter. Segment expenses were $160 million, down 3.2%, reflecting a decrease in costs from the programmatic product we began to sunset in the second quarter of 2023.

Segment profit was $49.7 million, compared to $51.5 million in the year-ago quarter.

Financial condition
On March 31, cash and cash equivalents totaled $30.2 million, and total debt was $2.9 billion.

During the first quarter of 2024, we reduced the outstanding balance on our revolving credit facility by $40 million and made mandatory principal payments of $3.9 million on our term loans.

We did not declare or provide payment for the first-quarter 2024 preferred stock dividend. We have sufficient liquidity to pay the scheduled dividends on the preferred shares; however, this action provides us better flexibility for accelerating deleveraging and maximizing the paydown of our traditional bank debt. The dividend rate on the preferred shares, which compounds quarterly, increased to 9% per annum and will remain at that rate. At March 31, aggregated undeclared and unpaid cumulative dividends totaled $13.5 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Looking ahead
Comparisons for our segments are to the same period in 2023.

Second-quarter 2024
Local Media revenue	Up in the low-to-mid-single-digit percent range
Local Media expense	Up in the low-to-mid-single-digit percent range
Scripps Networks revenue	Down mid-single-digit percent range
Scripps Networks expense	Up low-single-digit percent range
Shared services and corporate	About $22 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern, tomorrow, May 10. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 4832960 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (Scripps earnings call) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time May 10 until midnight June 11. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 7110746.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Media contact: Michael Perry, The E.W. Scripps Company, (513) 259-4718, michael.perry@scripps.com
Investor contact: Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps’ long-time motto is: “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2024	2023

Operating revenues	$561,464	$527,778
Segment, shared services and corporate expenses	(474,226)	(455,346)
Restructuring costs	(5,015)	(16,511)
Depreciation and amortization of intangible assets	(38,688)	(38,543)
Gains (losses), net on disposal of property and equipment	(147)	(896)
Operating expenses	(518,076)	(511,296)
Operating income	43,388	16,482
Interest expense	(54,917)	(48,838)
Defined benefit pension plan income	177	134
Miscellaneous, net	16,821	(503)
Income (loss) from operations before income taxes	5,469	(32,725)
Benefit (provision) for income taxes	(3,843)	14,185
Net income (loss)	1,626	(18,540)
Preferred stock dividends	(14,377)	(12,576)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(12,751)	$(31,116)

Net loss per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$(0.15)	$(0.37)

Weighted average diluted shares outstanding	84,891	83,751
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have seven CW affiliates - four on full power stations and three on multicast; seven independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Scripps News and Court TV as well as popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended March 31,
(in thousands)	2024	2023	Change

Segment operating revenues:
Local Media	$352,836	$311,923	13.1%
Scripps Networks	209,278	216,473	(3.3)%
Other	4,113	3,756	9.5%
Intersegment eliminations	(4,763)	(4,374)	8.9%
Total operating revenues	$561,464	$527,778	6.4%

Segment profit (loss):
Local Media	$65,556	$45,843	43.0%
Scripps Networks	49,654	51,526	(3.6)%
Other	(6,397)	(1,532)
Shared services and corporate	(21,575)	(23,405)	(7.8)%
Restructuring costs	(5,015)	(16,511)
Depreciation and amortization of intangible assets	(38,688)	(38,543)
Gains (losses), net on disposal of property and equipment	(147)	(896)
Interest expense	(54,917)	(48,838)
Defined benefit pension plan income	177	134
Miscellaneous, net	16,821	(503)
Income (loss) from operations before income taxes	$5,469	$(32,725)

Operating results for our Local Media segment were as follows:

	Three Months Ended March 31,
(in thousands)	2024	2023	Change

Segment operating revenues:
Core advertising	$136,443	$141,313	(3.4)%
Political	15,166	3,525
Distribution	197,499	163,441	20.8%
Other	3,728	3,644	2.3%
Total operating revenues	352,836	311,923	13.1%
Segment costs and expenses:
Employee compensation and benefits	106,726	105,714	1.0%
Programming	130,744	118,052	10.8%
Other expenses	49,810	42,314	17.7%
Total costs and expenses	287,280	266,080	8.0%
Segment profit	$65,556	$45,843	43.0%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended March 31,
(in thousands)	2024	2023	Change

Total operating revenues	$209,278	$216,473	(3.3)%
Segment costs and expenses:
Employee compensation and benefits	29,981	30,173	(0.6)%
Programming	89,162	87,406	2.0%
Other expenses	40,481	47,368	(14.5)%
Total costs and expenses	159,624	164,947	(3.2)%
Segment profit	$49,654	$51,526	(3.6)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2024	As of December 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$30,229	$35,319
Other current assets	609,210	640,774
Total current assets	639,439	676,093
Investments	23,689	23,265
Property and equipment	457,181	455,255
Operating lease right-of-use assets	101,676	99,194
Goodwill	1,968,574	1,968,574
Other intangible assets	1,704,532	1,727,178
Programming	421,735	449,943
Miscellaneous	10,999	10,618
TOTAL ASSETS	$5,327,825	$5,410,120

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$90,969	$76,383
Unearned revenue	13,875	12,181
Current portion of long-term debt	15,612	15,612
Accrued expenses and other current liabilities	326,345	373,643
Total current liabilities	446,801	477,819
Long-term debt (less current portion)	2,855,258	2,896,824
Other liabilities (less current portion)	863,804	879,294
Total equity	1,161,962	1,156,183
TOTAL LIABILITIES AND EQUITY	$5,327,825	$5,410,120

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2024	2023

Numerator (for basic and diluted earnings per share)
Net income (loss)	$1,626	$(18,540)
Less preferred stock dividends	(14,377)	(12,576)
Numerator for basic and diluted earnings per share	$(12,751)	$(31,116)
Denominator
Basic weighted-average shares outstanding	84,891	83,751
Effect of dilutive securities	—	—
Diluted weighted-average shares outstanding	84,891	83,751

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended March 31,
(in thousands)	2024	2023

Net income (loss)	$1,626	$(18,540)
Provision (benefit) for income taxes	3,843	(14,185)
Interest expense	54,917	48,838
Defined benefit pension plan income	(177)	(134)
Share-based compensation costs	4,606	3,475
Depreciation	15,120	15,053
Amortization of intangible assets	23,568	23,490
Losses (gains), net on disposal of property and equipment	147	896
Restructuring costs	5,015	16,511
Miscellaneous, net	(16,821)	503
Adjusted EBITDA	$91,844	$75,907

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended March 31,
(in thousands)	2024	2023

Capital expenditures	$(17,897)	$(8,296)
Preferred stock dividends paid	—	(12,000)
Interest paid	(67,347)	(61,973)
Income taxes refunded (paid)	(182)	7,679
Mandatory contributions to defined retirement plans	(297)	(247)